Exhibit 99.10

February 3, 2004

To:	Participants in the Staten Island Bancorp, Inc. 1998 Recognition and Retention Plan

     As described in the attached materials, your voting instructions are being solicited in connection with the proposals to be considered at Staten Island Bancorp, Inc.’s upcoming Special Meeting of Stockholders to be held on March 8, 2004. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of Staten Island granted to you under the 1998 Recognition and Retention Plan (the “Recognition Plan”) will be voted.

     Enclosed with this letter is the Joint Proxy Statement/Prospectus, which describes the matters to be voted upon, a voting instruction card, which will permit you to vote the shares granted to you and a return envelope. After you have reviewed the Joint Proxy Statement/Prospectus, we urge you to vote your shares held pursuant to the Recognition Plan by marking, dating, signing and returning the enclosed voting instruction card to the Human Resources Department in the accompanying envelope.

     We urge each of you to vote as a means of participating in the governance of the affairs of Staten Island. If your voting instructions for the Recognition Plan are not received, the shares awarded to you pursuant to the plan will be voted by the Trustees of the Recognition Plan as directed by the Plan Administrators in their discretion. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

     Please note that the enclosed material relates only to those shares which have been granted to you under the Recognition Plan. You will receive other voting material for those shares owned by you individually and not under the Recognition Plan.

Sincerely,

Harry P. Doherty Chairman of the Board and Chief Executive Officer

VOTING INSTRUCTION CARD
STATEN ISLAND BANCORP, INC.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE

RRP

THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF STATEN ISLAND BANCORP, INC.
SPECIAL MEETING OF STOCKHOLDERS
March 8, 2004 • 10:00 a.m., Eastern Time

     The undersigned hereby instructs the Trustees of the trust created pursuant to the 1998 Recognition and Retention Plan (“Recognition Plan”) of Staten Island Bancorp, Inc. to vote the shares of Common Stock of Staten Island granted to me under the Recognition Plan and held by such trust as of January 26, 2004 upon the proposal to be presented at the Special Meeting of Stockholders to be held on Monday, March 8, 2004, at 10:00 a.m., Eastern Time, and any adjournment thereof.

     Please be sure to sign and date this voting instruction card in the box below.

Date

Shareholder sign above Co-holder (if any) sign above

		For	Against	Abstain
		☐	☐	☐
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of November 24, 2003, by and between Independence Community Bank Corp. and Staten Island Bancorp, Inc. pursuant to which, among other things, Staten Island will merge with and into Independence.

The Board of Directors recommends that you vote “FOR” the Proposal.

     Please sign this voting instruction card exactly as your name(s) appear(s) on this card. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

- Detach above card mark, sign, date and return using the enclosed envelope. -

STATEN ISLAND BANCORP, INC.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS VOTING INSTRUCTION CARD FOR
RECEIPT NO LATER THAN THE CLOSE OF BUSINESS ON MARCH 3, 2004 IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.